Exhibit 5

Waller Lansden Dortch & Davis, LLP 511 Union Street, Suite 2700 P.O. Box 198966 Nashville, TN 37219-8966	615.244.6380 615.244.6804 wallerlaw.com	main fax

August 31, 2016

LifePoint Health, Inc.

330 Seven Springs Way

Brentwood, Tennessee 37027

Re:	Registration Statement on Form S-3 (No. 333-202368)

Ladies and Gentlemen:

In our capacity as special securities counsel to LifePoint Health, Inc., a Delaware corporation (the “Company”), we have examined the Registration Statement on Form S-3 (Registration No. 333-202368) filed by the Company with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Securities Act”), and the accompanying base prospectus dated February 27, 2015 (the “Base Prospectus), and have participated in the preparation and filing of the prospectus supplement dated August 31, 2016 (the “Prospectus Supplement” and, together with the Base Prospectus, the “Prospectus”), relating to the resale of 55,024 shares of the Company’s common stock (the “Shares”) underlying a warrant (the “Warrant”) currently held by Greater Watertown Community Health Foundation, Inc. f/k/a Watertown Regional Medical Center, Inc.

In connection with this opinion, we have examined and relied upon such records, documents and other instruments as in our judgment are necessary and appropriate in order to express the opinions hereinafter set forth and have assumed the genuineness of all signatures, the legal capacity of all natural persons, the authenticity of all documents submitted to us as originals and the conformity to original documents of all documents submitted to us as certified or photostatic copies.

Based upon the foregoing, we are of the opinion that the Shares, when issued and delivered upon exercise of the Warrant in accordance with its terms, and upon payment of the exercise price as provided therein, will be validly issued, fully paid and non-assessable.

In rendering the foregoing opinion, we express no opinion as to the laws of any jurisdiction other than the General Corporation Law of the State of Delaware and the federal law of the United States to the extent specifically referred to herein.

We hereby consent to the filing of this opinion as an exhibit to the Company’s current report on Form 8-K and further consent to the reference to us under the caption “Legal Matters” in the Prospectus Supplement. This consent is not to be construed as an admission that we are a party whose consent is required to be filed with the Prospectus under the provisions of the Securities Act, or the rules and regulations of the Commission promulgated thereunder.

Very truly yours,

/s/ WALLER LANSDEN DORTCH & DAVIS, LLP